Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:
Soohwan Kim, CFA
(858) 503-3368
ir@maxwell.com

Maxwell Announces Pricing of $40 Million of 5.50% Convertible Senior Notes Due 2022

SAN DIEGO - September 20, 2017 - Maxwell Technologies, Inc. (NASDAQ: MXWL) (“Maxwell”), a leading developer and manufacturer of capacitor energy storage and power delivery solutions, today announced the pricing of its offering of $40.0 million aggregate principal amount of 5.50% Convertible Senior Notes due 2022 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Maxwell also granted to the initial purchaser of the notes a 30-day option to purchase up to an additional $6.0 million aggregate principal amount of the notes. The sale of the notes to the initial purchaser is expected to settle on September 25, 2017, subject to customary closing conditions, and is expected to result in approximately $37.4 million in net proceeds to Maxwell after deducting fees and estimated offering expenses payable by Maxwell (assuming no exercise of the initial purchaser’s option to purchase additional notes).

The notes will be general unsecured obligations of Maxwell. The notes will bear interest at a fixed rate of 5.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2018. The notes will mature on September 15, 2022, unless earlier repurchased, redeemed or converted. The notes will not be redeemable at Maxwell’s option prior to September 20, 2020. On or after September 20, 2020, all or any portion of the notes will be redeemable at Maxwell’s option at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding the redemption date, if the last reported sale price of Maxwell’s common stock for at least 20 trading days in any 30 trading day period has been at least 130% of the conversion price then in effect for the notes.

Maxwell intends to use the net proceeds from the offering for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses.

Prior to the close of business on the business day immediately preceding June 15, 2022, the notes will be convertible at the option of holders only upon the satisfaction of specified conditions and during certain periods. Thereafter until close of business on the business day immediately preceding maturity, the notes will be convertible at the option of the holders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of

Maxwell common stock or a combination thereof, at Maxwell’s election. The initial conversion rate is 157.5101 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $6.35 per share of Maxwell common stock). The conversion rate and the corresponding conversion price will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. The initial conversion price of the notes represents a premium of approximately 24.0% to the $5.12 per share closing price of Maxwell’s common stock on September 20, 2017.

If Maxwell undergoes a fundamental change (as defined in the indenture governing the notes), holders may require Maxwell to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, if certain make-whole fundamental changes occur or if Maxwell delivers a notice of redemption, Maxwell will, in certain circumstances, increase the conversion rate for any notes converted in connection with such make-whole fundamental change or notice of redemption, as the case may be.

Neither the notes nor any shares of Maxwell’s common stock issuable upon conversion of the notes have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any shares of Maxwell common stock issuable upon conversion of the notes, nor shall there be any sale of the notes or such shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
About Maxwell Technologies
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation, renewable energy and information technology. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, visit www.maxwell.com.
Forward-Looking Statements
In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Maxwell’s expectations regarding Maxwell’s use of proceeds and the timing and closing of the notes offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions, the satisfaction of closing conditions related to the note offering, as well as risks and uncertainties associated with Maxwell’s business and finances in general. For further information regarding risks and uncertainties associated with

Maxwell's business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Maxwell’s SEC filings, including, but not limited to, the annual report on Form 10-K and quarterly reports on Form 10-Q. Forward-looking statements speak only as of the date the statements are made and are based on information available to Maxwell at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Maxwell undertakes no duty to update any forward-looking statement to reflect actual results or changes in Maxwell's expectations.
Investor Contact: Soohwan Kim, CFA, The Blueshirt Group, +1 (858) 503-3368, ir@maxwell.com